                                                                    Exhibit 8(a)

(212) 455-2000



                                        November 10, 1999


                          Re:    Merger of Indiana Energy, Inc.
                                 with and into Vectren Corporation
                                 ---------------------------------


      Indiana Energy, Inc.
      1630 North Meridian Street
      Indianapolis, Indiana 46202-1496

      Ladies and Gentlemen:

                You have requested our opinion, as counsel to Indiana Energy, Inc., an Indiana corporation ("Indiana"), as to the material United States federal income tax consequences of the merger of Indiana with and into Vectren Corporation, an Indiana corporation (the "Company"), with the Company surviving (the "Merger") pursuant to the terms and provisions of the Agreement and Plan of Merger by and among Indiana, SIGCORP, Inc., an Indiana corporation ("SIGCORP") and the Company, dated as of June 11, 1999 (the "Agreement"). This opinion is being delivered as an exhibit to the amended registration statement on Form S-4 (the "Registration Statement") filed by Indiana and SIGCORP with the Securities and Exchange Commission on November 11, 1999, containing the Joint Proxy Statement of Indiana and SIGCORP and Prospectus of the Company relating to the Merger (the "Joint Proxy Statement/Prospectus"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

Indiana Energy, Inc.                    -2-                    November 11, 1999


                In delivering this opinion letter, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate to form the basis for the opinions expressed herein. In addition, as to certain facts material to our opinions, we have relied upon the accuracy of written representations made by an authorized officer of each of Indiana and SIGCORP in letters dated the date hereof and addressed to us, copies of which are attached hereto as Exhibits A and B, respectively. Our opinions are conditioned upon, among other things, the accuracy and completeness, as of the date hereof and as of the Effective Time, of the facts, information, covenants and representations referred to above.

                In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In rendering our opinions, we have also assumed that the Merger and the transactions related to the Merger or contemplated by the Agreement will be consummated (i) in accordance with the terms of the Agreement and that none of the terms and conditions contained therein has or will be waived or modified in any respect and (ii) as described in the Joint Proxy Statement/Prospectus. Any change in the facts set forth or assumed herein could affect our conclusions. We have not independently verified any factual matters relating to the

Indiana Energy, Inc.                    -3-                    November 11, 1999


      Merger in connection with or apart from our preparation of this opinion. Consequently, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

                Based upon and subject to the foregoing, we are of the opinion that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Indiana and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Indiana or the Company as a result of the Merger; and (iii) no gain or loss will be recognized by stockholders of Indiana who exchange their Indiana Common Stock solely for Company Common Stock pursuant to the Merger.

                Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and other relevant judicial and administrative rulings or pronouncements, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

                We are members of the Bar of the State of New York and we do not express any opinions herein concerning any law other than the federal law of the United States. In addition, except for the opinions set forth herein, we do not express any other opinions in connection with the Merger or the transactions contemplated by the Agreement or described in the Joint Proxy Statement/Prospectus.

                We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus

Indiana Energy, Inc.                    -4-                    November 11, 1999


      under the captions "Summary -- Federal Income Tax Consequences", "Material United States Federal Income Tax Consequences" and "Legal Matters".

                                  Very truly yours,

                                  /s/ SIMPSON THACHER & BARTLETT